Exhibit 99.1
DEVELOPERS DIVERSIFIED REALTY CORPORATION
For Immediate Release:

Contact:	Scott A. Wolstein	Michelle M. Dawson
	Chairman and	Vice President of Investor Relations
	Chief Executive Officer	216-755-5455
216-755-5500
DEVELOPERS DIVERSIFIED REALTY REPORTS AN INCREASE OF 10.8%
IN DILUTED FFO PER SHARE FOR THE QUARTER ENDED DECEMBER 31, 2006
     CLEVELAND, OHIO, February 12, 2007 - Developers Diversified Realty Corporation (NYSE: DDR), the nation’s leading owner, manager and developer of market-dominant community centers, today reported operating results for the fourth quarter ended December 31, 2006.
•	Funds From Operations (“FFO”) per diluted share increased 10.8% to $0.82 and net income per diluted share increased 37.5% to $0.44 for the three-months ended December 31, 2006 as compared to the prior year
•	Executed leases during the fourth quarter totaled approximately 1.3 million square feet, including 94 new leases and 144 renewals
•	Base rents increased 20.0% on new leases, 10.0% on renewals and 12.3% on a blended basis
•	Core portfolio leased percentage at December 31, 2006 was 96.2%
•	Same store net operating income (“NOI”) for the year increased 3.0% over the prior year
     Scott Wolstein, Developers Diversified’s Chairman and Chief Executive Officer stated, “I’m pleased to announce this quarter’s financial results. Our operating and development portfolios continue to reflect solid performance driven by tenant demand for new store locations in the open air format. We expect this trend to continue through 2007.
     “In addition, we are scheduled to close on the acquisition of Inland Retail Real Estate Inc. at the end of February which will further contribute to the 2007 operating results. Our initial equity raise of approximately $1.15 billion, comprised the $400 million of common shares we will issue directly to the Inland shareholders and the $750 million issued in December through the forward equity sale, completes a significant portion of the Inland financing. This equity, combined with anticipated proceeds from asset sales and joint ventures, provides further assurance that our overall financing plan is proceeding in line with our expectations.”
     Financial Results:
     FFO, a widely accepted measure of a Real Estate Investment Trust’s (“REIT”) performance, on a diluted and basic per share basis was $0.82 for the three-months ended December 31, 2006, as compared to $0.74 for the same period in the previous year, an increase of 10.8%. FFO available to common shareholders was $90.1 million, as compared to $81.7 million for the three-months ended December 31, 2006 and 2005, respectively, an increase of 10.3%. Net income available to common shareholders was $48.2 million or $0.44 per share (diluted and basic) for the three-months ended December 31, 2006, as compared to $35.1 million, or

$0.32 per share (diluted and basic) for the prior comparable period. The increase in net income and FFO for the three-months ended December 31, 2006, primarily is related to an increase in same store net operating income, lease termination income and gain on disposition of real estate offset to a lesser extent by an increase in interest expense as compared to 2005.
     FFO per share was $3.41 (diluted and basic) for the year ended December 31, 2006, as compared to $3.21 (diluted) and $3.23 (basic) for the same period in the previous year, an increase of 6.2% (diluted) and 5.6% (basic). FFO available to common shareholders was $377.8 million, as compared to $355.1 million for the year ended December 31, 2006 and 2005, respectively, an increase of 6.4%. Net income available to common shareholders was $198.1 million, or $1.81 per share (diluted) and $1.82 per share (basic) for the year ended December 31, 2006, as compared to $227.5 million, or $2.08 per share (diluted) and $2.10 per share (basic) for the prior comparable period. The decrease in net income for the year ended December 31, 2006 primarily is related to a decrease in gain on disposition of real estate assets as compared to 2005.
     FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income computed in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred dividends, (ii) gains (or losses) from disposition of depreciable real estate property, except for those sold through the Company’s merchant building program, (iii) sales of securities, (iv) extraordinary items, (v) cumulative effect of changes in accounting standards and (vi) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from minority equity investments and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. A reconciliation of net income to FFO is presented in the financial highlights section.
Leasing:
     Leasing activity continues to be strong throughout the portfolio. During the fourth quarter of 2006, the Company executed 94 new leases aggregating 544,108 square feet and 144 renewals aggregating 804,046 square feet. Rental rates on new leases increased by 20.0% and rental rates on renewals increased by 10.0%. On a blended basis, rental rates for new leases and renewals increased by 12.3%. At December 31, 2006, the average annualized base rent per occupied square foot, including those properties owned through joint ventures and excluding the impact of the Mervyns and Brazil assets, was $11.75, as compared to $11.30 at December 31, 2005.
     At December 31, 2006, the portfolio, including those properties owned through joint ventures, was 96.3% leased. Excluding the impact of the Mervyns and Brazil assets, the core portfolio was 96.2% leased, as compared to 96.3% at December 31, 2005. These percentages include tenants for which signed leases have been executed and occupancy has not occurred. Based on tenants in place and responsible for paying rent as of December 31, 2006, the portfolio was 95.2% occupied. Excluding the impact of the Mervyns and Brazil assets, the core portfolio was 95.2% occupied, as compared to 95.1% at December 31, 2005.

Strategic Real Estate Transactions:
Inland Retail Real Estate Trust:
     In October, 2006, the Company (“DDR”) and Inland Retail Real Estate Trust, Inc. (“IRRETI”) announced that they entered into a definitive merger agreement. Under the terms of the agreement, DDR will acquire all of the outstanding shares of IRRETI for a total merger consideration of $14.00 per share. DDR has elected to pay IRRETI shareholders a combination of $12.50 in cash and $1.50 in DDR common shares. The actual number of DDR common shares that IRRETI shareholders are entitled to receive for each IRRETI common share held will be determined by dividing $1.50 by the average closing price of DDR common shares for the 10 trading days immediately preceding the two trading days prior to the IRRETI shareholders’ meeting, scheduled for February 22, 2007.
     The transaction has a total enterprise value of approximately $6.2 billion. This amount includes approximately $2.3 billion of existing debt, a significant portion of which is expected to be extinguished at closing. IRRETI’s real estate portfolio aggregates over 300 community shopping centers, neighborhood shopping centers and single tenant/net leased retail properties, comprising approximately 43.6 million square feet of total GLA.
     A summary of the initial financing of the IRRETI acquisition is summarized as follows (in millions):

Total purchase price	$6,200
Assets acquired in joint venture with TIAA (see below)	(3,000)

Assets acquired directly by DDR	3,200
DDR equity contribution to TIAA joint venture	179

Total DDR financing requirements	3,379
Less debt assumed	(489)

Total cash required at closing	$2,890

     DDR initial cash sources are expected to be provided as follows (in millions):

DDR common shares from forward equity Transaction	$750
DDR common shares issued to IRRETI shareholders	395
Increase in secured term loan	150
Temporary bridge financing provided through revolving credit facilities, bridge loans and/or preferred operating partnership units	1,595	*

	$2,890

* Amounts are expected to be repaid through asset sales and formation of new joint venture(s).
     The Company announced the formation of a joint venture with TIAA-CREF to purchase a portfolio of 66 community retail centers from the IRRETI portfolio of assets for approximately $3.0 billion of total asset value. An affiliate of TIAA will contribute 85% of the equity in the joint venture, and an affiliate of DDR will contribute 15% of the equity in the joint venture. In addition to its proportionate share of earnings from the joint venture, DDR will be entitled to certain fees for asset management, leasing, property management, development/tenant coordination and acquisitions. DDR will also earn a promoted interest equal to 20% of the cash flow of the joint venture after the partners have received an internal rate of return equal to 10% on their equity investment. The joint venture agreement is subject to certain closing conditions in accordance with the joint venture agreement.
A summary of the financing for the TIAA Joint Venture is summarized as follows (in millions):

Total purchase price	$3,000
Less debt assumed	(286)

Total joint venture cash required at closing	$2,714

     Joint Venture cash sources are expected to be provided as follows (in millions):

Debt financing — 10 years	$740
Debt financing — 5 years	555
Joint Venture revolving credit facility	230
Equity Contributions:
DDR	179
TIAA —CREF	1,010

$2,714

     In addition to the portfolio of operating properties, DDR will acquire a development pipeline of five projects and numerous potential expansion and redevelopment projects. DDR plans to generate additional value by implementing its proactive leasing, development, redevelopment and property management systems. In addition, DDR intends, immediately upon closing, to incorporate the IRRETI assets into its highly successful ancillary income program, which we anticipate will result in additional value creation.
     Completion of the transaction, which is expected to occur in the first quarter of 2007, is subject to approval of the merger agreement by IRRETI shareholders and other customary closing conditions described in the merger agreement. The merger was unanimously approved by DDR’s Board of Directors. The merger was unanimously approved by IRRETI’s Board of Directors, with two related party directors recusing themselves.
Sonae Sierra Brazil BV Sarl:
     In late October 2006, the Company acquired a 50% joint venture interest in Sonae Sierra Brazil, a fully integrated retail real estate company based in Sao Paulo, Brazil. Sonae Sierra Brazil is a subsidiary of Sonae Sierra, an international owner, developer and manager of shopping centers based in Portugal. Sonae Sierra Brazil is the managing partner of a partnership that owns direct and indirect interests in nine retail assets aggregating 3.5 million square feet and a property management company in Sao Paulo, Brazil that oversees the leasing and management operations of the portfolio. Sonae Sierra Brazil owns approximately 93% of the partnership and Enplanta Engenharia (“Enplanta”) owns approximately 7%. The aggregate investment in Sonae Sierra Brazil was approximately $147.5 million.
Coventry II Joint Venture:
     In November 2006, the Coventry II Joint Venture acquired a 50% interest in Marley Creek Square, a 58,000 square foot neighborhood center located in Orland Park, IL at a cost of approximately $12 million. The Company is generally responsible for the day-to-day management of the property. Pursuant to the terms of the joint venture, the Company earns fees for property management plus a promoted interest, along with

Coventry, after return of capital to investors. During 2006, the Coventry II Joint Venture acquired six assets for an aggregate cost of approximately $485 million.
Dispositions:
     In the fourth quarter of 2006, the Company sold five shopping center properties, including two shopping centers that were classified as held for sale at September 30, 2006, aggregating 0.6 million square feet for approximately $47.1 million and recognized a non-FFO gain of approximately $7.9 million.
Expansions:
     During the year ended December 31, 2006, the Company completed eight expansions and redevelopment projects located in Birmingham, Alabama; Lakeland, Florida; Ocala, Florida; Stockbridge, Georgia; Rome, New York; Mooresville, North Carolina; Bayamon, Puerto Rico (Rio Hondo) and Ft. Union, Utah at an aggregate gross cost of $73.4 million. The Company is currently expanding/redeveloping eight shopping centers located in Gadsden, Alabama; Ottumwa, Iowa; Chesterfield, Michigan; Gaylord, Michigan; Hamilton, New Jersey; Olean, New York; Stow, Ohio and Brookfield, Wisconsin at a projected aggregate gross cost of approximately $45.4 million. At December 31, 2006, approximately $12.3 million of costs was incurred in relation to these projects. The Company anticipates commencing construction on twelve additional expansion and redevelopment projects at shopping centers located in Crystal River, Florida; Tallahassee, Florida; Louisville, Kentucky; Gulfport, Mississippi; Huber Heights, Ohio; Amherst, New York; Fayetteville, North Carolina; Allentown, Pennsylvania; Bayamon, Puerto Rico (Plaza Del Sol); Hatillo, Puerto Rico; San Juan, Puerto Rico and McKinney, Texas.
     Six of the Company’s joint ventures are currently expanding/redeveloping their shopping centers located in Phoenix, Arizona; Buena Park, California; Lancaster, California; Benton Harbor, Michigan; Kansas City, Missouri            and Cincinnati, Ohio at a projected gross cost of approximately $554.3 million (which includes the initial acquisition costs for the Coventry II redevelopment projects located in Phoenix, Arizona; Buena Park, California; Benton Harbor, Michigan; Kansas City, Missouri and Cincinnati, Ohio). At December 31, 2006, approximately $432.8 million of costs was incurred in relation to these projects. Three of the Company’s joint ventures anticipate commencing expansion/redevelopment projects at their shopping centers located in Deer Park, Illinois; Macedonia, Ohio and Kirkland, Washington.
Development (Wholly-Owned and Consolidated Joint Ventures):
     As of December 31, 2006, the Company has substantially completed the construction of the Freehold, New Jersey; Apex, North Carolina (Beaver Creek Crossings — Phase I) and Pittsburgh, Pennsylvania shopping centers, at an aggregate gross cost of $156.7 million.
     The Company currently has seven shopping center projects under construction. These projects are located in Miami, Florida; Nampa, Idaho; McHenry, Illinois; Seabrook, New Hampshire; Horseheads, New York; Apex, North Carolina (Beaver Creek Crossings — Phase II) and San Antonio, Texas. These projects are scheduled for completion during 2007 through 2008 at a projected aggregate gross cost of approximately $604.3 million and will create an additional 4 million square feet of gross leasable retail space.
     The Company anticipates commencing construction in 2007 on two additional shopping centers located in Ukiah, California and Homestead, Florida. These projects have an estimated aggregate gross cost of $186.1 million and will create an additional 1.1 million square feet of gross leasable retail space.
     At December 31, 2006, approximately $336.7 million of costs were incurred in relation to the above projects under construction and projects that will be commencing construction.

Development (Joint Ventures):
     Four of the Company’s joint ventures currently have shopping center projects under construction. These projects are located in Bloomfield Hills, Michigan; Merriam, Kansas; Allen, Texas and San Antonio, Texas. These four projects are being developed through the Coventry II program. A significant portion of the project located in San Antonio, Texas was substantially completed during 2005. The remaining three projects are scheduled for completion during 2007 through 2009. These projects have an aggregate gross projected cost of approximately $496.5 million. At December 31, 2006, approximately $147.7 million of costs was incurred in relation to these development projects.
Financing:
     In December 2006, the Company entered into forward sale agreements with three investment banks. Pursuant to the terms of the forward sale agreements, and subject to the Company’s right to elect cash settlement, the Company agreed to sell, upon physical settlement of such forward sale agreements, an aggregate of 11,599,134 of its common shares. The Company intends to use the proceeds it expects to receive upon any physical settlement of the forward sale agreements to fund a portion of its previously announced acquisition of IRRETI. The Company will not receive any proceeds from the sale of its common shares until settlement of the forward sale agreements, which is expected to occur on or before September 2007.
     In anticipation with a joint venture with TIAA-CREF, an affiliate of the Company purchased two interest rate swaption agreements which limit future interest rates on approximately $1.25 billion of forecasted fixed-rate borrowings.
     In October 2006, the Company entered into an aggregate $100 million of interest rate swaps which converted floating-rate debt to a weighted average fixed Libor rate of approximately 5.0%.
     Developers Diversified currently owns and manages over 500 retail operating and development properties in 44 states, plus Puerto Rico and Brazil, totaling 118 million square feet. Developers Diversified Realty is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers.
     A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request at our corporate office to Michelle M. Dawson, Vice President of Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, OH 44122 or on our Website which is located at http://www.ddr.com.
     Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property, the loss of a major tenant, constructing properties or expansions that produce a desired yield on investment or inability to enter into definitive agreements with regard to our financing arrangements or our failure to satisfy conditions to the completion of these arrangements. For more details on the risk factors, please refer to the Company’s Form on 10-K as of

December 31, 2005. In addition, there are risks and uncertainties related to the proposed merger with IRRETI, including approval of the transaction by the shareholders of IRRETI, the satisfaction of closing conditions to the transaction, difficulties encountered in integrating the companies, the marketing and sale of non-core assets and the effects of general and local economic and real estate conditions.
Additional Information and Where to Find It
     This press release does not constitute an offer of any securities for sale. In connection with the proposed transaction, Developers Diversified and IRRETI expect to file a proxy statement/ prospectus as part of a registration statement regarding the proposed merger with the Securities and Exchange Commission. Investors and security holders are urged to read the proxy statement/prospectus because it will contain important information about Developers Diversified and IRRETI and the proposed merger. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents filed by Developers Diversified and IRRETI with the SEC at the SEC’s website at www.sec.gov. The definitive proxy statement/prospectus and other relevant documents may also be obtained free of charge from Developers Diversified and IRRETI by directing such request to: Developers Diversified Realty Corporation, Attention: Investor Relations, 3300 Enterprise Parkway, Beachwood, Ohio 44122 or Inland Retail Real Estate Trust, Inc., Attention: Investor Relations, 2901 Butterfield Road, Oak Brook, Illinois 60523. Investors and security holders are urged to read the proxy statement, prospectus and other relevant material when they become available before making any voting or investment decisions with respect to the merger.
     Developers Diversified and IRRETI and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of IRRETI in connection with the merger. Information about Developers Diversified and its directors and executive officers, and their ownership of Developers Diversified securities, is set forth in the proxy statement for the 2006 Annual Meeting of Shareholder of Developers Diversified, which was filed with the SEC on April 3, 2006. Information about IRRETI and its directors and executive officers, and their ownership of IRRETI securities, is set forth in the proxy statement for the 2006 Annual Meeting of Shareholder of IRRETI, which was filed with the SEC on October 14, 2006. Additional information regarding the interests of those persons may be obtained by reading the proxy statement/prospectus when it becomes available. As a result of this transaction, IRRETI does not intend to hold an annual shareholder meeting and instead will hold a special meeting to vote on the proposed merger.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

	Three-Month Period		Year Ended
	Ended December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Minimum rents (A)	$141,587	$136,327	$563,611	$506,221
Percentage and overage rents (A)	5,656	5,278	11,294	9,965
Recoveries from tenants	46,450	42,887	177,665	156,793
Ancillary and other property income	6,114	3,854	21,048	14,425
Management, development and other fee income	8,973	6,970	30,294	22,859
Other (B)	5,632	1,174	14,186	9,300

	214,412	196,490	818,098	719,563

Expenses:
Operating and maintenance	31,185	28,106	113,468	97,599
Real estate taxes	24,898	23,080	95,620	84,756
General and administrative (C)	14,874	13,860	60,679	54,048
Depreciation and amortization	49,429	47,443	192,219	163,341

	120,386	112,489	461,986	399,744

Other income (expense):
Interest income	1,526	3,686	9,113	10,078
Interest expense	(57,266)	(50,535)	(221,525)	(181,040)
Other expense (D)	(909)	(7)	(446)	(2,532)

	(56,649)	(46,856)	(212,858)	(173,494)

Income before equity in net income of joint ventures, minority equity interests, income tax (expense) benefit of taxable REIT subsidiaries and franchise taxes, discontinued operations and gain on disposition of real estate	37,377	37,145	143,254	146,325
Equity in net income of joint ventures (E)	7,381	8,890	30,337	34,873
Minority equity interests (F)	(1,949)	(2,677)	(8,453)	(7,881)
Income tax (expense) benefit of taxable REIT subsidiaries and franchise taxes (G)	(165)	213	2,481	(342)

Income from continuing operations	42,644	43,571	167,619	172,975
Income from discontinued operations (H)	8,446	3,216	13,622	21,528

Income before gain on disposition of real estate	51,090	46,787	181,241	194,503
Gain on disposition of real estate, net of tax	10,899	2,075	72,023	88,140

Net income	$61,989	$48,862	$253,264	$282,643

Net income, applicable to common shareholders	$48,197	$35,070	$198,095	$227,474

Funds From Operations (“FFO”):
Net income applicable to common shareholders	$48,197	$35,070	$198,095	$227,474
Depreciation and amortization of real estate investments	47,377	46,610	185,449	169,117
Equity in net income of joint ventures (E)	(7,381)	(8,890)	(30,337)	(34,873)
Joint ventures’ FFO (E)	11,510	11,864	44,473	49,302
Minority equity interests (OP Units) (F)	515	729	2,116	2,916
Gain on disposition of depreciable real estate, net	(10,118)	(3,671)	(21,987)	(58,834)

FFO available to common shareholders	90,100	81,712	377,809	355,102
Preferred dividends	13,792	13,792	55,169	55,169

FFO	$103,892	$95,504	$432,978	$410,271

Per share data:
Earnings per common share
Basic	$0.44	$0.32	$1.82	$2.10

Diluted	$0.44	$0.32	$1.81	$2.08

Dividends Declared	$0.59	$0.54	$2.36	$2.16

Funds From Operations — Basic (I)	$0.82	$0.74	$3.43	$3.23

Funds From Operations — Diluted (I)	$0.82	$0.74	$3.41	$3.21

Basic — average shares outstanding (I)	108,638	108,523	109,002	108,310

Diluted — average shares outstanding (I)	109,308	109,168	109,613	109,142

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(A)	Increases in base and percentage rental revenues for the year ended December 31, 2006 as compared to 2005, aggregated $57.0 million consisting of $12.5 million related to leasing of core portfolio properties which includes an increase from the assets located in Puerto Rico for a comparable eleven months of ownership (an increase of 2.7% from 2005), $47.4 million from the acquisition of assets, $3.5 million related to developments and redevelopments and $4.3 million due to the consolidation of a joint venture asset. These amounts were offset by a decrease of $1.4 million primarily related to one business center under redevelopment and $9.3 million due to the disposition of properties in 2006 and 2005 to joint ventures. Included in the rental revenues for the year ended December 31, 2006 and 2005 is approximately $16.0 million and $14.4 million, respectively, of revenue resulting from the recognition of straight line rents.
(B)	Other income for the three-month periods and year ended December 31, 2006 and 2005 was comprised of the following (in millions):

	Three-Month Period		Year Ended
	Ended December 31,		December 31,
	2006	2005	2006	2005
Lease termination fees	$5.6	$0.8	$13.3	$5.9
Financing fees	—	0.1	0.4	2.4
Other miscellaneous	—	0.3	0.5	1.0

	$5.6	$1.2	$14.2	$9.3

(C)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the year ended December 31, 2006 and 2005, general and administrative expenses were approximately 4.8% and 4.6%, respectively, of total revenues, including joint venture revenues, respectively.
(D)	Other expense is comprised of litigation settlements or costs and abandoned acquisition and development project costs.
(E)	The following is a summary of the combined operating results relating to the Company’s joint ventures:

	Three-Month Period		Year Ended
	Ended December 31,		December 31,
	2006	2005	2006	2005
Revenues from operations (a)	$123,244	$109,779	$430,877	$417,434

Operating expense	45,308	41,218	146,631	147,983
Depreciation and amortization of real estate investments	22,357	21,302	81,618	82,753
Interest expense	35,697	30,177	129,708	113,466

	103,362	92,697	357,957	344,202

Income from operations before tax expense, gain on disposition of real estate and discontinued operations	19,882	17,082	72,920	73,232
Tax expense	(1,176)	—	(1,176)	—
Gain on disposition of real estate	161	60	398	858
(Loss) income from discontinued operations, net of tax	(503)	(660)	139	(486)
Gain on disposition of discontinued operations, net of tax	433	13,527	20,343	48,982

Net income	$18,797	$30,009	$92,624	$122,586

DDR Ownership interests (b)	$6,171	$8,775	$28,530	$36,828

FFO from joint ventures are summarized as follows:
Net income	$18,797	$30,009	$92,624	$122,586
Gain on disposition of real estate, including discontinued operations	(576)	(6,287)	(22,013)	(19,014)
Depreciation and amortization of real estate investments	22,507	22,029	83,017	87,508

	$40,728	$45,751	153,628	$191,080

DDR Ownership interests (b)	$11,510	$11,864	$44,473	$49,302

DDR Partnership distributions received, net (c)	$25,240	$12,927	$74,090	$126,647

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(a)	Revenues for the three-month periods ended December 31, 2006 and 2005 included approximately $1.3 million and $1.1 million, respectively, resulting from the recognition of straight line rents of which the Company’s proportionate share is $0.2 million and $0.1 million, respectively. Revenues for the year ended December 31, 2006 and 2005 included approximately $5.1 million and $6.6 million, respectively, resulting from the recognition of straight line rents of which the Company’s proportionate share is $0.9 million and $1.1 million, respectively.
(b)	The Company’s share of joint venture net income was increased by $1.2 million for the three-month period ended December 31, 2006, and $1.6 million for the year ended December 31, 2006 and decreased by $2.1 million for the year ended December 31, 2005. These adjustments reflect basis differences impacting amortization and depreciation and gain on dispositions.
Included in gain on disposition of discontinued operations for the year ended December 31, 2006 is the sale of the joint venture asset in Killdeer, Illinois. DDR received promoted income of approximately $5.5 million which is included in FFO as “DDR ownership interests.”
At December 31, 2006 and 2005, the Company owned joint venture interests, excluding consolidated joint ventures, relating to 117 and 110 shopping center properties, respectively. In addition, at December 31, 2006, the Company owned, through a Coventry II Joint Venture, a 20% interest in 50 shopping center sites formerly owned by Service Merchandise. At December 31, 2005, the Company, through the KLA/SM joint venture, owned an approximate 25% interest in 55 shopping center sites formerly owned by Service Merchandise.
(c)	Distributions include funds received from asset sales and refinancings in addition to ongoing operating distributions.
(F) Minority equity interests are comprised of the following:

	Three-Month Period		Year Ended
	Ended December 31,		December 31,
	2006	2005	2006	2005
Minority interests	$1,434	$1,948	$6,337	$4,965
Operating partnership units	515	729	2,116	2,916

	$1,949	$2,677	$8,453	$7,881

(G)	Interest costs within taxable REIT subsidiaries are subject to certain limitations based upon taxable income as required under Internal Revenue Code Section 163(j). The 2006 income tax benefit primarily is attributable to the Company’s ability to deduct previously incurred intercompany interest costs due to the increased gain on dispositions.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(H)	The operating results relating to assets classified as discontinued operations are summarized as follows:

	Three-month Period		Year Ended
	Ended December 31,		December 31,
	2006	2005	2006	2005
Revenues	$1,160	$2,206	$6,627	$29,008

Expenses:
Operating	269	892	1,406	10,926
Impairment charge	—	—	—	642
Interest, net	194	349	1,342	5,152
Depreciation	133	437	1,308	7,360
Minority interests	—	3	—	67

Total expenses	596	1,681	4,056	24,147

Income before gain on disposition of real estate	564	525	2,571	4,861
Gain on disposition of real estate	7,882	2,691	11,051	16,667

Net income	$8,446	$3,216	$13,622	$21,528

(I)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the conversion of approximately 0.9 million and 1.3 million of Operating Partnership Units (OP Units) outstanding at December 31, 2006 and 2005, respectively, into 0.9 million and 1.3 million common shares of the Company for the three-month periods ended December 31, 2006 and 2005, respectively, and 1.0 million and 1.3 million for the years ended December 31, 2006 and 2005, respectively, on a weighted average basis. The weighted average diluted shares and OP Units outstanding, for purposes of computing FFO, were approximately 110.4 million and 110.8 million for the three-month periods ended December 31, 2006 and 2005, respectively, and 110.8 million and 110.7 million for the years ended December 31, 2006 and 2005, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
Selected Balance Sheet Data:

	December 31, 2006 (A)	December 31, 2005 (A)
Assets:
Real estate and rental property:
Land	$1,768,702	$1,721,321
Buildings	5,023,665	4,806,373
Fixtures and tenant improvements	196,275	152,958
Construction in progress	453,493	348,685

	7,442,135	7,029,337
Less accumulated depreciation	(861,266)	(692,823)

Real estate, net	6,580,869	6,336,514

Cash	28,378	30,655
Investments in and advances to joint ventures (B)	291,685	275,136
Notes receivable	18,161	24,996
Receivables, including straight line rent, net	152,161	112,464
Assets held for sale	5,324	—
Other assets, net	103,175	83,212

	$7,179,753	$6,862,977

Liabilities:
Indebtedness:
Revolving credit facilities	$297,500	$150,000
Variable rate unsecured term debt	—	200,000
Unsecured debt	2,218,020	1,966,268
Mortgage and other secured debt	1,733,292	1,574,733

	4,248,812	3,891,001
Dividends payable	71,269	65,799
Other liabilities	241,556	204,447

	4,561,637	4,161,247
Minority interests	121,933	131,449
Shareholders’ equity	2,496,183	2,570,281

	$7,179,753	$6,862,977

(A)	Amounts include the consolidation of Mervyns, a 50% owned joint venture, formed in September 2005, which includes $405.8 million and $394.7 million of real estate assets at December 31, 2006 and 2005, respectively, $258.5 million of mortgage debt at December 31, 2006 and 2005, and $77.6 million and $75.1 million of minority interests at December 31, 2006 and 2005, respectively.
(B)	Includes $91.6 million of advances to the Service Merchandise Joint Venture at December 31, 2005 that was repaid in connection with the acquisition of our partners’ interest in August 2006.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(in thousands)
Selected Balance Sheet Data (Continued):
Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	December 31, 2006	December 31, 2005
Land	$933,916	$894,477
Buildings	2,788,863	2,480,025
Fixtures and tenant improvements	59,166	58,060
Construction in progress	157,762	37,550

	3,939,707	3,470,112
Accumulated depreciation	(247,012)	(195,708)

Real estate, net	3,692,695	3,274,404
Receivables, including straight line rent, net	75,024	76,744
Leasehold interests	15,195	23,297
Other assets	132,984	109,490

	$3,915,898	$3,483,935

Mortgage debt (a)	$2,495,080	$2,173,401
Notes and accrued interest payable to DDR	4,960	108,020
Other liabilities	94,648	78,406

	2,594,688	2,359,827
Accumulated equity	1,321,210	1,124,108

	$3,915,898	$3,483,935

(a)	The Company’s proportionate share of joint venture debt aggregated approximately $525.6 million and $510.5 million at December 31, 2006 and 2005, respectively.